Date:                                                                                                             Contact:
November 3, 2011                                                                                       Mr. Richard G. Spencer
President and Chief Executive Officer
(412) 367-3303
E-mail: rspencer@fidelitybank-pa.com

FIDELITY BANCORP, INC.
ANNOUNCES FOURTH QUARTER AND
YEAR-END EARNINGS FOR FISCAL 2011

PITTSBURGH, PA – November 3, 2011 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (the “Company”) (NASDAQ: FSBI), the holding company for Fidelity Bank reported net income for the year ended September 30, 2011 of $1.5 million or $.37 per diluted share, compared to net income of $678,000 or $.09 per diluted share for the prior year.  The $857,000 increase in earnings for fiscal 2011 primarily reflects a decrease in the provision for loan losses of $400,000 and a decrease in other-than-temporary impairment (“OTTI”) charges of $2.1 million, partially offset by a decrease in other income of $498,000 (excluding impairment charges), an increase in operating expenses of $345,000, and a decrease in income tax benefit of $721,000. OTTI charges were $1.5 million for the fiscal year ended September 30, 2011 compared to $3.6 million in the prior year.  Excluding impairment charges, net income would have been $2.7 million or $0.74 per share (diluted) for the year ended September 30, 2011 compared to $2.9 million or $0.82 per share (diluted) for the prior year.

Net income of $597,000 was recorded for the three-month period ending September 30, 2011, or $.16 per diluted share, compared to net income of $19,000, or $(.03) per diluted share for the same period in the prior year. The $578,000 increase in net income for the fourth quarter of fiscal 2011 primarily relates to a decrease in the provision for loan losses of $200,000 and a decrease in OTTI charges of $1.1 million, partially offset by a decrease in net interest income of $166,000 and a decrease in income tax benefit of $391,000. Non-performing loans decreased to $6.8 million at September 30, 2011 compared to $10.4 million at September 30, 2010.  In fiscal 2011, $91,000 of impairment charges was recorded in the fourth quarter compared to $1.1 million in the same period in fiscal 2010.

Richard G. Spencer, President and Chief Executive Officer, commented on the fiscal year end results, “While fiscal 2011 results were low by historical standards, but an improvement over the prior year, we did see some positive signs despite the very weak economy.  Non-performing loans decreased by $3.6 million, or 35%, during the year and we were able to reduce the provision for loan losses, while at the same time increasing the allowance for loan losses as a percentage of loans.  We also improved our capital ratios and paid off $30 million of high rate wholesale repurchase agreements.  Finally, our net interest margin increased in fiscal 2011 compared to 2010, despite the low interest rate environment.”

Net interest income before provision for loan losses decreased slightly to $14.8 million for the year ended September 30, 2011, compared to $14.9 million in the prior year. The decrease in net interest income before provision for loan losses for the fiscal year reflects higher net earning assets during the period, partially offset by an increase in the net interest spread resulting from the average yield on interest-earning assets decreasing less than the average rate paid on interest-bearing liabilities.  The Company’s tax equivalent interest rate spread increased to 2.39% for the year ending September 30, 2011 compared to 2.30% in the prior year.

Net interest income before provision for loan losses was $3.7 million for the three-months ended September 30, 2011, compared to $3.9 million in the prior year period. The slight decrease reflects higher net earning assets during the period, partially offset by an increase in the net interest rate spread resulting from the average yield on interest-earning assets decreasing less than the average rate paid on interest-bearing liabilities.

The Company recorded a $1.2 million provision for loan losses for the year ended September 30, 2011, compared to $1.6 million in the prior year period, a decrease of $400,000.  For the three-months ended September 30, 2011, the Company recorded a $300,000 provision for loan losses compared to $500,000 in the prior year period, a decrease of $200,000. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimate of the losses inherent in the portfolio.  When determining the provision for loan losses, the company considers a number of factors some of which include specific credit reviews, non-performing, delinquency and charge-off trends, concentrations of credit, loan volume trends and broader local and national economic trends.  Net charge-offs for fiscal 2011 were $1.3 million compared to $1.6 million for fiscal 2010.  Non-performing assets and foreclosed real estate were 1.49% of total assets at September 30, 2011 compared to 1.55% at September 30, 2010.  The allowance for loan losses was 84.51% of non-performing loans and 1.66% of net loans at September 30, 2011, compared to 56.12% and 1.56%, respectively, at September 30, 2010.

Other income, excluding the OTTI charges, decreased $498,000 or 9.6% to $4.7 million for the year ended September 30, 2011, compared to $5.2 million for the same period last year. Other income, excluding the OTTI charges, was $1.2 million for both the three-month periods ended September 30, 2011 and September 30, 2010. The decrease for the current fiscal year primarily reflects a decrease in the gain on sales of investment securities of $309,000, a decrease in the gain on sales of loans of $172,000, and a decrease in deposit service charges and fees of $171,000.  Offsetting these decreases were increases in fees earned on non-insured investment products of $51,000, an increase in fees collected on transactions processed at automated teller machines of $54,000, and an increase in other operating income of $39,000.  While other income, excluding OTTI charges, was relatively unchanged for the three-month periods, significant changes included an increase in the gain on sales of investments of $138,000 and a decrease in the gain on sales of loans of $119,000.

OTTI charges were $1.5 million during fiscal 2011, compared to $3.6 million for fiscal 2010.  The impairment charges for the current fiscal year relate to the Company’s holdings of six pooled trust preferred securities, a single-issue trust preferred security, common stock of a local financial institution, and a private label mortgage-backed security. The trust preferred impairment charges resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trust preferred securities to be other-than-temporary based upon these factors and the duration and extent to which their market values have been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At September 30, 2011, the Company had holdings in 19 different trust preferred offerings with a book value of $14.4 million; the net unrealized loss on these securities amounted to $6.5 million.  The private label mortgage-backed security impairment charge resulted from a downgrade in its credit rating, as well as independent third-party analysis of the underlying collateral for the bond.  The impairment charges for the prior fiscal year relate to the Company’s holdings of six pooled trust preferred securities and a private-label mortgage-backed security.

Operating expenses for the year ended September 30, 2011, increased $345,000 or 2.3% to $15.1 million compared to $14.8 million for the prior year.  For the final three-month period in this fiscal year, operating expenses were $3.8 million compared to $3.7 million in the prior year period.  The increase in operating expenses for the year ended September 30, 2011 is attributed to an increase in compensation and benefits expense of $466,000, an increase in depreciation and amortization of $33,000, an increase in the net loss on the disposition of real estate owned of $48,000, and an increase in real estate owned expense of $188,000, partially offset by a decrease in federal deposit insurance premiums of $186,000, a decrease in professional fees of $61,000, and a decrease in other operating expenses of $28,000.

The Company had an income tax provision of $136,000 for the fiscal year ended September 30, 2011, compared to a tax benefit of $585,000 in the prior fiscal year.  For the three months ended September 30, 2011, the Company had an income tax provision of $145,000, compared to a tax benefit of $246,000 for the same period last year.  The tax benefits for the prior periods were significantly impacted by the impairment charges during the respective periods.  The OTTI charges recorded in the prior periods caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets at September 30, 2011 were $666.9 million, a decrease of $29.8 million as compared to assets of $696.7 million as of September 30, 2010. Net loans outstanding decreased $26.8 million or 7.2% to $346.3 million at September 30, 2011, compared to September 30, 2010. The decline in the loan portfolio in fiscal 2011, resulted, to a large extent, from the decision to sell residential mortgage loans originated that did not meet certain interest rate levels, rather than retaining them in the portfolio.  Savings and time deposits increased $1.7 million to $446.1 million at September 30, 2011 compared to $444.4 million at September 30, 2010. Borrowed funds were $164.4 million at September 30, 2011, a decrease of $32.2 million as compared to September 30, 2010.  Stockholders’ equity was $50.5 million at September 30, 2011 compared to $49.6 million at September 30, 2010.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three Months and Year Ended
September 30, 2011 and 2010 (unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2011	2010	2011	2010

Interest income	$6,493	$7,315	$26,710	$29,863
Interest expense	2,745	3,401	11,894	14,985

Net interest income	3,748	3,914	14,816	14,878
Provision for loan losses	300	500	1,200	1,600
Net interest income after provision
for loan losses	3,448	3,414	13,616	13,278
Noninterest income	1,071	44	3,175	1,590
Noninterest expense	3,777	3,685	15,120	14,775

Income (loss) before income taxes	742	(227)	1,671	93
Income tax provision (benefit)	145	(246)	136	(585)

Net income	597	19	1,535	678
Preferred stock dividend	(88)	(88)	(350)	(350)
Amortization of preferred stock discount	(15)	(15)	(60)	(60)
Net income (loss) available to common
stockholders	$494	$(84)	$1,125	$268

Basic earnings per common share	$0.16	$(0.03)	$0.37	$0.09
Diluted earnings per common share	$0.16	$(0.03)	$0.37	$0.09

Net interest margin (tax equivalent)	2.47%	2.44%	2.39%	2.30%
Annualized return on average assets	0.36%	0.01%	0.22%	0.09%
Annualized return on average equity	4.69%	0.15%	3.06%	1.41%

Balance Sheet Data (unaudited)
(In thousands, except share data)

	September 30, 2011	September 30, 2010

Total assets	$666,915	$696,670
Cash and cash equivalents	24,856	29,337
Total investment securities	259,385	259,561
Loans receivable, net	346,285	373,072
Deposits	446,102	444,448
Borrowed funds (includes subordinated debt)	164,406	196,605
Stockholders' equity	50,491	49,586
Book value per common share	$14.24	$14.03

Average equity to average assets	7.34%	6.72%
Allowance for loan losses to loans receivable	1.66%	1.56%
Non-performing assets to total assets	1.49%	1.55%
Non-performing loans to total loans	1.97%	2.78%